Exhibit (n)(2)

CONSENT OF PROPOSED TRUSTEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, in connection with Post-Effective Amendment No. 9 to the Registration Statement on Form N-2 (as amended, the “Registration Statement”) of Permal Hedge Strategies Fund I (the “Fund”), the undersigned hereby consents to being named and described in the Registration Statement and in any and all amendments or supplements thereto to be filed with the U.S. Securities and Exchange Commission as a person to be appointed a trustee of the Fund and to the filing or attachment of this Consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 28th day of July, 2015.

/s/ Jane E. Trust
Name: Jane E. Trust